ASSET PURCHASE AGREEMENT

                                      AMONG

                             RCM TECHNOLOGIES, INC.,

                             NUSOFT SOLUTIONS, INC.,

                                       AND

                   THE SHAREHOLDERS OF NUSOFT SOLUTIONS, INC.



                                TABLE OF CONTENTS


1.   DEFINITIONS..................................................................................................1
     -----------
2.   PURCHASE AND SALE OF ASSETS..................................................................................3
     ---------------------------
   2.1.    Assets To Be Purchased.................................................................................3
           ----------------------
   2.2.    Excluded Assets........................................................................................4
           ---------------
   2.3.    Transition Period......................................................................................5
           -----------------
3.   PURCHASE PRICE; PAYMENT......................................................................................5
     -----------------------
   3.1.    Purchase Price.........................................................................................5
           --------------
   3.2.    Inspection of Records..................................................................................6
           ---------------------
   3.3.    Buyer's Stock..........................................................................................6
           -------------
   3.4.    Related Agreements.....................................................................................6
           ------------------
   3.5.    Allocation of Purchase Price...........................................................................6
           ----------------------------
   3.6.    Extension of Time for Deferred Payments................................................................6
           ---------------------------------------
4.   ASSUMPTION OF OBLIGATIONS AND LIABILITIES....................................................................7
     -----------------------------------------
   4.1.    Liabilities and Obligations Assumed....................................................................7
           -----------------------------------
   4.2.    Excluded Liabilities and Obligations...................................................................7
           ------------------------------------
5.   REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER'S SHAREHOLDERS...........................................7
     ------------------------------------------------------------------
   5.1.    Capitalization; Seller's Shareholders..................................................................7
           -------------------------------------
   5.2.    Financial Statements...................................................................................8
           --------------------
   5.3.    Due Organization.......................................................................................8
           ----------------
   5.4.    Due Authorization......................................................................................8
           -----------------
   5.5.    Material Adverse Effects...............................................................................9
           ------------------------
   5.6.    Litigation............................................................................................10
           ----------
   5.7.    Compliance; Governmental Authorizations; Permits and Licenses.........................................11
           -------------------------------------------------------------
   5.8.    Taxes.................................................................................................11
           -----
   5.9.    Agreements............................................................................................12
           ----------
   5.10.   Title to Property and Related Matters.................................................................12
           -------------------------------------
   5.11.   Intellectual Property.................................................................................13
           ---------------------
   5.12.   Brokerage Fees........................................................................................13
           --------------
   5.13.   Consents Required.....................................................................................13
           -----------------
   5.14.   Employees; Employee Benefit Plans.....................................................................13
           ---------------------------------
   5.15.   Environmental Matters.................................................................................16
           ---------------------
   5.16.   Insurance.............................................................................................16
           ---------
   5.17.   Customers.............................................................................................17
           ---------
   5.18.   Approval..............................................................................................18
           --------
   5.19.   Contractors...........................................................................................18
           -----------
   5.20.   Change in Business....................................................................................18
           ------------------
   5.21.   Full Disclosure.......................................................................................19
           ---------------
   5.22.   Related Party Transactions............................................................................18
           --------------------------
   5.23.   Improper Payments.....................................................................................19
           -----------------
   5.24.   Sufficiency of Purchased Assets.......................................................................19
           -------------------------------
   5.25.   Computer Software.....................................................................................20
           -----------------
6.   REPRESENTATIONS AND WARRANTIES OF BUYER.....................................................................20
     ---------------------------------------
   6.1.    Due Organization of Buyer.............................................................................20
           -------------------------
   6.2.    Due Authorization.....................................................................................20
           -----------------
   6.3.    Brokerage Fees........................................................................................20
           --------------
   6.4.    Approval..............................................................................................20
           --------
   6.5.    No Approvals Required.................................................................................20
           ---------------------
7.   COVENANTS OF THE PARTIES....................................................................................21
     ------------------------
   7.1.    Nondisclosure.........................................................................................21
           -------------
   7.2.    Confidentiality.......................................................................................21
           ---------------
   7.3.    Prohibition on Trading in Buyer Stock.................................................................22
           -------------------------------------
   7.4.    Expenses..............................................................................................22
           --------
   7.5.    Parties' Access to Records After Closing..............................................................22
           ----------------------------------------
   7.6.    Prorations............................................................................................22
           ----------
   7.7.    Bulk Sales and Transfer Taxes.........................................................................23
           -----------------------------
   7.8.    Further Assurances; Post Closing Assistance...........................................................23
           -------------------------------------------
   7.9.    Bonuses...............................................................................................24
           -------
   7.10.   Accounts Receivable...................................................................................24
           -------------------
   7.11.   Dissolution...........................................................................................24
           -----------
8.   THE CLOSING.................................................................................................25
     -----------
   8.1.    Time and Place........................................................................................25
           --------------
   8.2.    Deliveries by Seller..................................................................................25
           --------------------
   8.3.    Deliveries by Buyer...................................................................................26
           -------------------
9.   INDEMNIFICATION.............................................................................................26
     ---------------
   9.1.    Seller and Seller's Shareholders......................................................................26
           --------------------------------
   9.2.    Buyer.................................................................................................27
           -----
   9.3.    Methods of Asserting Claims for Indemnification.......................................................27
           -----------------------------------------------
   9.4.    Right of Set Off......................................................................................28
           ----------------
   9.5.    Separate Obligations..................................................................................28
           --------------------
10.  EXCLUSIVE JURISDICTION......................................................................................29
     ----------------------
11.  NOTICES.....................................................................................................29
     -------
   11.1.   If to Buyer, to:  RCM Technologies, Inc...............................................................29
12.  MISCELLANEOUS...............................................................................................30
     -------------
   12.1.   Nature of Representations and Warranties..............................................................30
           ----------------------------------------
   12.2.   Survival of Representations...........................................................................30
           ---------------------------
   12.3.   Entire Agreement......................................................................................30
           ----------------
   12.4.   Amendment.............................................................................................30
           ---------
   12.5.   Assignment............................................................................................30
           ----------
   12.6.   Choice of Law.........................................................................................31
           -------------
   12.7.   Headings..............................................................................................31
           --------
   12.8.   Construction..........................................................................................31
           ------------
   12.9.   Effect of Waiver......................................................................................31
           ----------------
   12.10.  Severability..........................................................................................31
           ------------
   12.11.  Binding Nature........................................................................................31
           --------------
   12.12.  No Third-Party Beneficiaries..........................................................................31
           ----------------------------
   12.13.  Counterparts..........................................................................................31
           ------------
   12.14.  Facsimile Signature...................................................................................31
           -------------------
   12.15.  Rules of Construction.................................................................................31
           ---------------------

                                LIST OF SCHEDULES

2.1(a)            Fixed Assets
2.1(b)            Intellectual Property
2.2               Excluded Assets
4.1               Assumed Liabilities
5.2(a)(i)         Financial Statements
5.2(a)(ii)        Interim Financial Statements
5.2(a)(iii)       Closing Income Statement
5.2(a)(iv)        Closing Balance Sheet
5.3               Due Organization and Certificates of Authority
5.5               Material Adverse Effect
5.6               Litigation
5.7               Licenses
5.8               Taxes
5.9               Contracts
5.10              Title to Property and Related Matters
5.13              Consents
5.14(a)           Employees and Contractors
5.14(b)           Employee Benefit Plans
5.14(c)           Employee contracts
5.14(h)           Workers' Compensation Claims
5.16              Insurance
5.17              Customers
5.21              Related Party Transactions
5.22              Lease(s)

                                LIST OF EXHIBITS

Exhibit "A"       Form of Employment, Non-competition, and Non-solicitation
                   Agreement for Dale Mansour

Exhibit "B"       Form of Employment, Non-competition, and Non-solicitation
                   Agreement for Keith Brophy

Exhibit "C"       Form of Confirmation of Employment Agreement

Exhibit "D"       Form of Opinion Letter of Seller's Counsel

                                      -33-
PHLDMS1 3933888v.7

PHLDMS1 3933888v.7
                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT is made and entered into this 19th day of March, 2008 by and among RCM TECHNOLOGIES, INC., a Nevada corporation ("Buyer"), NUSOFT SOLUTIONS, INC., a Michigan corporation ("Seller"), and the shareholders of Seller identified in Section 1, below ("Seller's Shareholders").

                                    RECITALS

                  WHEREAS, Seller is engaged in the business of providing information technology solutions and services and related products ( the "Business").

                  WHEREAS, Seller desires to sell and Buyer desires to purchase certain of the assets of Seller utilized in connection with the Business, as more particularly described herein.

                  WHEREAS, Each of the board of directors of Buyer and Seller have approved this Agreement by duly adopted resolutions.

                  WHEREAS, Seller's Shareholders own all of the issued and outstanding capital stock of Seller, and are entering into this Agreement in order to induce Buyer to consummate the transactions described herein.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.       DEFINITIONS.

         For purposes of this Agreement, the terms set forth below shall have the following meanings:

         "Baseline NOI" means, for each of the respective Earn-out Periods, Net Operating Income equal to the following:

                           (i) For the First Earn-out Period, $2,300,000;
                           (ii) For the Second Earn-out Period, the greater of
                           (a) actual NOI for the First Earn-out Period or (b) $2,600,000; or (iii) For the Third Earn-out Period, the greatest of (a) actual NOI for the First Earn-out Period, (b) actual NOI for the Second Earn-out Period, or (c) $2,900,000.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Closing" means the transaction of the events set forth in Section 8 hereof.

         "Closing Date" means the day on which the Closing is held as set forth in Section 8 hereof.

         "Closing Balance Sheet" means the unaudited balance sheet of Seller as of the Effective Date prepared in accordance with GAAP, containing all accruals, including but not limited to all payroll accruals (including 100% of accruals for all bonuses awarded by Seller or earned by any of Seller's employees or Contractors (as defined below) but not paid by Seller on or before the Closing
Date).

          "Closing Income Statement" means the unaudited reconciliation of the income statement from the Financial Statements as set forth on Schedule 5.2(a)(iii).

         "Closing Net Operating Income" means gross revenue of the Business (billed services at invoice value reduced by customer discounts, returns and allowances) minus cost of sales and all operating expenses directly attributable to the Business, reflecting all appropriate balance sheet accruals and deferrals, and prepared in accordance with GAAP, but before interest and federal and state taxes as set forth on Schedule 5.2(a)(iii).

         "Deferred Consideration Payments" has the meaning ascribed to it in
Section 3.1(c) hereof.

         "Earn-out Growth Payments" has the meaning ascribed to it in Section 3.1(d) hereof.

         "Earn-out Periods" means, collectively, the First Earn-out Period, the Second Earn-out Period, and the Third Earn-out Period.

         "Effective Date" means March 1, 2008.

         "Excess NOI" means, for each of the Earn-out Periods, the amount of Net Operating Income that exceeds the Baseline NOI for each respective period. In the event that the amount of Net Operating Income does not exceed the Baseline NOI, the Excess NOI shall be deemed to equal zero (0).

         "Financial Statements" mean the reviewed financial statements of Seller for the fiscal years ended December 31, 2005, December 31, 2006, and December 31, 2007 prepared in accordance with GAAP.

         "First Earn-out Period" means the first full 12 months beginning on the first day of Seller's fiscal month of May, 2008.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "Income Statement" means a statement, for any period after the Closing Date, which sets forth the Net Operating Income.

         "Interim Financial Statements" mean the monthly unaudited financial statements of Seller for the interim period from January 1, 2008 through the last day of the last full month prior to the Closing Date prepared in accordance with GAAP.

          "Liens" means any encumbrances, security interests, pledges, claims, charges, restrictions, licenses, adverse or equitable claims or rights whatsoever held by a third party and, with respect to real property, includes but is not limited to, mortgages, easements, rights-of-way, restrictions, covenants, conditions, and options.

         "NASDAQ" means the National Association of Securities Dealers
          Automated Quotation system.

         "Net Operating Income or "NOI" means, subsequent to the Effective Date, determined in full accordance with GAAP except as otherwise noted herein, with respect to the Business, net revenue (billed services and/or sold products at invoice value reduced by customer discounts, returns and allowances) actually collected minus cost of sales, all operating expenses directly attributable to the Business including but not limited to general and administrative expenses, legal fees and interest expenses on accounts receivables outstanding more than 60 days old but excluding (a) RCM Corporate Fees; (b) amortization of goodwill from this transaction; (c) costs incurred by Buyer for the transactions described in this Agreement including but not limited to accounting fees, legal fees and commissions; and (d) Federal and State income taxes.

         "RCM Corporate Fees" means all costs incurred by Buyer not directly related to the ongoing business conducted by Seller such as legal, accounting, SEC filing fees and executive salaries, and overall general and administrative expenses of Buyer for corporate operations not directly related to the Business.

         "SEC" means the United States Securities and Exchange Commission.

         "Second Earn-out Period" means the first full 12 months after the First Earn-out Period.

         "Seller's Shareholders" means, collectively, Dale Mansour and Keith
           Brophy.

         "Third Earn-out Period" means the first full 12 months after the Second Earn-out Period.

         Other capitalized terms used in this Agreement shall have the meanings ascribed to them in the Sections where such terms are initially used.

2. PURCHASE AND SALE OF ASSETS.

2.1. Assets To Be Purchased. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, convey and assign to Buyer, free and clear of all Liens (except for Liens related to Assumed Liabilities (as defined below)), and Buyer shall purchase and acquire from Seller, at the Closing, all right, title and interest in, to and under all of the assets, properties, rights and businesses of Seller other than the Excluded Assets (as defined below), whether or not specifically referred to in this Agreement, including the following assets of Seller (collectively, the "Purchased Assets"):

(a) all of Seller's right, title and interest in and to all equipment, fixtures, furniture, computer equipment and all other tangible personal property used by Seller in the conduct of the Business (collectively, the "Fixed Assets"), a true, complete and correct list of which is set forth on Schedule 2.1(a);

(b) all of Seller's right, title and interest in and to the following items: (A) all of Seller's common law, state, federal and foreign trademarks, service marks, trade names, trade logos and trade styles, (B) all of Seller's common law and statutory copyrights and registrations, (C) all of Seller's federal and foreign patents and pending patent applications, (D) all of Seller's permits, licenses, and governmental authorizations used in connection with the Business, including software licenses for the use of pre-packaged software (collectively, "Licenses"), (E) all of Seller's inventions that have been reduced to practice and are being used in the Business, (F) all of Seller's computer software source codes and object codes, programs, text files, stored procedures, and source trees used in connection with the Business, (G) all of the technical and business confidential or proprietary information of Seller, including discoveries reduced to practice, know-how, databases, methodologies and other business or technical confidential information that are used by Seller or in connection with or relating to the Business or that provide Seller with a commercial advantage over any or all of its competitors, (H) all of Seller's promotional, sales and advertising material, artwork, films, layouts, catalogues, brochures, descriptions of products or services and package designs relating to the Business, (I) all of Seller's client lists, customer lists and supplier lists, (J) all of Seller's telephone and facsimile numbers, (K) all domain names used in connection with the Business, including "nusoftsolutions.com" and all of Seller's rights to content of the websites found at such domain names, and (L) all goodwill relating to any of the foregoing, (collectively, the "Intellectual Property"), a true, complete and correct list of the Intellectual Property which has been registered under any foreign, federal or state law is set forth on Schedule 2.1(b);

(c) true, complete and correct originals or photocopies of all books and records, including all employee lists, all databases, accounts and ledgers and all other instruments and documents relating to the Business and the Purchased Assets being acquired by Buyer pursuant to this Agreement but excluding its corporate minutes and stock ledgers;

(d) except as described in Section 4.2, all of Seller's leases and rental agreements, all contracts, including contracts with customers of the Business, employees of the Business, purchase orders, agreements and other instruments to which Seller is a party or by which Seller or its assets may be bound, a true, complete and correct list of which is set forth on Schedule 5.9 (collectively the "Contracts");

(e) all rights of Seller under or pursuant to all warranties, representations and guaranties made by suppliers or vendors in connection with products or services furnished to Seller, or otherwise pertaining to the Business or affecting the Purchased Assets;

(f) to the extent permitted by applicable law, all of Seller's goodwill in connection with the Business, including all rights of Seller under any covenants not-to-compete, confidentiality or non-solicitation agreements running to the benefit of Seller; and

(g) all assets, properties, rights and claims of Seller of any kind or nature (other than Excluded Assets) that are not otherwise described above.

2.2. Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the assets of Seller set forth on Schedule 2.2 are excluded from the Purchased Assets and are not being purchased and sold hereunder (the "Excluded Assets").

2.3. Transition Period. The parties agree that, to the extent permissible under GAAP, from and after the Closing, they shall endeavor to treat the Closing for accounting purposes as having occurred on the Effective Date and except as otherwise set forth herein, Buyer shall maintain the economic benefits and obligations of the operation of the Purchased Assets during the period from the Effective Date through immediately prior to the Closing (the "Transition Period").

3. PURCHASE PRICE; PAYMENT.

3.1. Purchase Price. Subject to the terms and conditions of this Agreement, Buyer shall pay and deliver to Seller or to such third parties as Seller directs the consideration described in and determined in accordance with the terms of Sections 3.1(a), (b), (c), (d), (e) and (f) below, as the full, complete and total consideration for the Purchased Assets (the "Purchase Price"):

(a) on the Closing Date, the delivery of the sum of $1,964,520.18, by wire transfer of immediately available funds, to Huntington Bank to be applied by Huntington Bank to repay Seller's indebtedness to Huntingdon Bank.

(b) one week after the Closing Date, 700,000 shares of Buyer's common stock (the "Stock") subject to the terms of Section 3.3, below.

(c) one week after the Closing Date, the sum of $2,535,479.82 by wire transfer of immediately available funds to a bank account designated by Seller.

(d) within one hundred twenty (120) days after the end of each of the Earn-out Periods, deferred consideration payments equal to: (i) for the First Earn-out Period, the sum of $800,000; (ii) for the Second Earn-out Period, the sum of $800,000; and (iii) for the Third Earn-out Period, the sum of $800,000 (collectively, the "Deferred Consideration Payments"); provided, however, that if (x) the amount of Net Operating Income for the First Earn-out Period is less than $2,300,000, or (y) the amount of Net Operating Income for the Second Earn-out Period is less than $2,600,000, or (z) the amount of Net Operating Income for the Third Earn-out Period is less than $2,900,000, then the amount of the Deferred Consideration Payment for the corresponding Earn-out Period shall be zero (0). The parties expressly acknowledge that, depending upon the amount of Net Operating Income for any of the Earn-out Periods, the amount of the Deferred Consideration Payment for any given Earn-out Period may be zero (0) and Seller shall not be entitled to receive any Deferred Consideration Payment.

(e) within one hundred twenty (120) days after the end of each of the Earn-out Periods, deferred consideration payments equal to the sum of the Excess NOI (if any) for such Earn-out Period multiplied by fifty percent (50%) (the "Earn-out Growth Payments"). The parties expressly acknowledge that if there is no Excess NOI for any Earn-out Period, then no Earn-out Growth Payment shall be earned or payable for that Earn-out Period.

(f) within one hundred twenty (120) days after the end of the First Earn-out period and Second Earn-out Period, deferred consideration payments, at Buyer's sole election in the form of either (i) the sum of $1,000,000 in cash, or (ii) subject to the terms of Section 3.3, below, the greater of (A) 150,000 shares of the Stock or (B) that number of shares of Stock obtained by dividing the sum of $1,000,000 by the average of the closing price of the Stock trading on the NASDAQ system for the twenty (20) days on which securities were traded on the NASDAQ immediately prior to the anniversary of the Closing Date; provided, however, that if the amount of Net Operating Income is less than $2,200,000 for the First Earn-out Period, than no deferred consideration payment for that First Earn-out Period shall be earned or payable and if the amount of Net Operating Income is less than $2,200,000 for the Second Earn-out Period, than no deferred consideration payment for that Second Earn-out Period shall be earned or payable.

3.2. Inspection of Records. In any year in which an installment of the Deferred Consideration Payment or Earn-out Growth Payment is due, Seller and its authorized representatives, during normal business hours and at Seller's sole cost and expense, shall have the right to audit, abstract and copy the relevant financial records of Buyer to verify the calculation of any such payments. Buyer shall cooperate with Seller and its agents in providing access to financial information regarding Seller, including accountants' work papers.

3.3. Buyer's Stock. At the direction of Seller, the Stock may be issued to Seller, or its assigns. The certificates evidencing the Stock shall include legends which indicate that (i) the Stock is subject to the terms of Rule 144 promulgated under the Securities Act of 1933; (ii) 66.6% of the shares of the Stock may not be sold to any third party by any means for at least one (1) year after the date on which the Stock is issued; and (iii) 33.4% of the shares of the Stock may not be sold to any third party by any means for two (2) years after the date on which the Stock is issued.

3.4. Related Agreements. Concurrently with the execution of this Agreement, Dale Mansour shall execute and deliver the Employment, Non-competition, and Non-solicitation Agreement in the form as set forth in Exhibit "A" attached hereto, Keith Brophy shall execute and deliver the Employment, Non-competition, and Non-solicitation Agreement with in the form as set forth in Exhibit "B" attached hereto. Buyer would not enter into the transactions contemplated hereby but for the covenants set forth in these agreements.

3.5. Allocation of Purchase Price. Within ninety (90) days after the Closing, the parties shall, in good faith and in accordance with Section 1060 of the Code, jointly determine the allocation of the Purchase Price among the Purchased Assets. Seller and Buyer agree that the allocation may be amended or modified by mutual written agreement prior to the filing of the applicable tax returns of Buyer or Seller. Seller and Buyer shall use such allocation in all relevant tax returns.

3.6. Extension of Time for Deferred Payments. If Buyer has not actually received and collected all of the revenue used in the calculation of the Net Operating Income before the date on which a Deferred Consideration Payment or Earn-out Growth Payment becomes due and payable under the terms of Section 3.1, above, then the date on which such payment is due may be extended by Buyer until all such amounts are actually received or until Buyer reasonably determines that such amounts will be received promptly.

         3.7 Work-in-Progress and Prepaid Expenses. Notwithstanding any terms in this Agreement to the contrary, Seller shall transfer and convey to Buyer and Buyer shall assume the Work-in-Progress and Unearned Revenues as set forth on Column "C" of the Closing Balance Sheet, including the specific detail for Work-In-Progress and Unearned Revenue. Buyer shall cause the Work-in-Progress to be billed in the normal course of the Business consistent with past practices and, to the extent that the amount of the Work-in-Progress actually collected from the customers exceeds the amount of the Unearned Revenue, Buyer shall pay such amount to Seller.

4. ASSUMPTION OF OBLIGATIONS AND LIABILITIES.

4.1. Liabilities and Obligations Assumed. Buyer shall not assume any of the liabilities of Seller except those specifically set forth on Schedule 4.1 (the "Assumed Liabilities").

4.2. Excluded Liabilities and Obligations. Except for the Assumed Liabilities as provided in Section 4.1, Buyer is not assuming any debt, liability or obligation of Seller and Seller shall retain all debts, liabilities and obligations of Seller, whether relating to the Business, the Purchased Assets or otherwise, including the following:

(a) all liabilities and obligations of Seller with respect to any claim, demand, cause of action, suit, proceeding, judgment, loss, liability, or damage against Seller;

(b) any other debt, liability or obligation of Seller;

(c) all liabilities and obligations to all employees of Seller accrued since its inception, including accruals reflecting all earned but unpaid vacations, holidays and bonuses as shown in the Closing Date Balance Sheet;

(d) Seller's insurance policies except those insurance policies constituting an employee benefit, including but not limited to, Seller's healthcare insurance plan; and

(e) all income taxes, payroll taxes, statutory federal, state and local taxes and any taxes which may become due as a result of the transactions contemplated by this Agreement other than personal property taxes not yet due and payable.

5. REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER'S SHAREHOLDERS. Seller and Seller's Shareholders, jointly and severally, as a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, make the following representations and warranties to Buyer, which representations and warranties are true and correct in all respects on this date:

5.1. Capitalization; Seller's Shareholders.

(a) The authorized equity securities of Seller consist of 50,000 shares of common stock, no par value, of which 120 shares are issued and outstanding. Seller's Shareholders are, and will be on the Closing Date, the sole owners, of record and beneficially, of all of the issued and outstanding capital stock of Seller, free and clear of all Liens, claims or rights of other parties (whether under option agreements, shareholder agreements or otherwise) to Seller's capital stock.

(b) True, complete and correct copies of the organizational documents and all minutes of Seller have heretofore been delivered to Buyer, as such documents or instruments are presently in effect and have not been amended or modified and the financial records reflect all payroll accruals including but not limited to all bonuses, vacations, holidays and other compensation.

5.2. Financial Statements.

(a) A true, complete and correct copy of the Financial Statements is attached as
Schedule 5.2(a)(i). A true, complete and correct copy of the Interim Financial Statements is attached as Schedule 5.2(a)(ii). A true, complete and correct copy of the Closing Income Statement is attached as Schedule 5.2(a)(iii). A true, complete and correct copy of the Closing Balance Sheet is attached as Schedule 5.2(a)(iv). The Financial Statements present, and the Interim Financial Statements, the Closing Income Statement, and the Closing Balance Sheet present or, as applicable, will present fairly in accordance with GAAP the assets, liabilities and results of operations of Seller as of the dates and for the periods indicated. The Financial Statements reflect all liabilities, contingent or otherwise, of Seller as of the date thereof. Any liabilities incurred subsequent to the dates thereof and consequently not reflected therein were incurred in the ordinary course of business and do not in the aggregate have, nor could they reasonably be expected in the future to have, any material adverse effect on the Purchased Assets, on Seller or on the Business, properties, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) (individually or collectively, a "Material Adverse Effect"). The contingency, tax and other reserves reflected on the Financial Statements, Interim Financial Statements and Closing Balance Sheet are adequate, appropriate and reasonable. The Closing Balance Sheet attached as Schedule 5.2(a)(iv), expressly including any footnotes, accurately reflects the amounts of Closing Net Operating Income, Work-in-Progress and Deferred Revenue as of the dates and for the periods indicated.

(b) All financial books and records and business records of Seller are in all material respects true, complete and correct and have been maintained in accordance with good business and accounting practices.

5.3. Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and is qualified to do business and in good standing in each state (a true, complete and correct list of which is set forth on Schedule 5.3) where the properties owned, leased or operated, or the business conducted, by it require such qualification except where failure to so qualify would not result in a Material Adverse Effect. Seller has the corporate power and authority to own its properties and assets and to carry on the Business as now presently conducted.

5.4. Due Authorization. This Agreement has been duly authorized, executed and delivered by Seller and has been executed and delivered by each of Seller's Shareholders and constitutes a legal, valid and binding agreement of each of Seller and Seller's Shareholders, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar laws relating to, limiting or affecting the enforcement of creditors' rights generally or by the application of equitable principles. Except as set forth on Schedule 5.4, neither the execution and delivery of this Agreement by Seller and Seller's Shareholders, nor the consummation of the transactions contemplated hereby by Seller and Seller's Shareholders, nor compliance by Seller and Seller's Shareholders with any of the provisions hereof, will violate in any material respect any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), any provisions of Seller's organizational documents, the terms or conditions or provisions of any note, bond, lease, mortgage or agreement of any kind to which either Seller or Seller's Shareholders is a party or by which Seller or Seller's Shareholders or any of their respective properties may be bound, or violate in any material respect any statute, law, rule or regulation applicable to Seller or Seller's Shareholders.

5.5. Material Adverse Effects. Except as specifically stated in Schedule 5.5 or as set forth in the Interim Financial Statements, from December 31, 2006 to the date of this Agreement, the Business of Seller has been operated in the ordinary course consistent with past practice and there has not been:

(a) any Material Adverse Effect;

(b) any other event or condition of any character that it is reasonable to expect will, individually or in the aggregate with other events or conditions, result in a Material Adverse Effect;

(c) any damage, destruction or loss that has not been repaired or replaced (whether or not covered by insurance) affecting the Purchased Assets or otherwise affecting Seller or the Business, its properties, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) excluding those that in the aggregate have not resulted in and could not reasonably be expected to result in a Material Adverse Effect;

(d) any cancellation of any debts (except immaterial cancellations in the ordinary course of business) or any waiver of any material rights of value to Seller;

(e) any cancellation, termination, modification, change, waiver or material breach of any existing contract of which Seller is a party that has resulted or could reasonably be expected to result in a Material Adverse Effect, or the entering into of any material contract not reflected in the Schedules annexed hereto, or the termination or to Seller's knowledge, threatened termination of any customer's relationship with Seller;

(f) any transfer, lapse or grant of any rights in the Intellectual Property or any disposition or disclosure to any person of any trade secrets relating to the Business that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(g) the entering into, creation or allowance of any new Lien on any Purchased Assets other than those arising in the ordinary course of business and immaterial in the aggregate;

(h) any increase or any change in any assumptions underlying or methods of calculating any bad debt, contingency, tax or other reserves or any change in its accounting practices, methods or assumptions (including changes in estimates or valuation methods);

(i) any lease or sublease of real property by Seller or the exercise of any purchase options or rights of first refusal contained in any lease or sublease to which Seller is a party, or the termination, surrender, cancellation or assignment of any of Seller's properties demised under any leases, or any part thereof, except those that are immaterial in the ordinary course of business consistent with past practice;

(j) the incurring by Seller of any indebtedness for borrowed money, the entering into of any commitment to borrow money or making any loans or agreements to lend money to third parties, or the agreement to guaranty any obligations of third parties (other than in connection with the negotiation and collection of immaterial negotiable instruments in the ordinary course of business);

(k) the writing up or writing down of the value of any of Seller's assets on its financial statements or any sale, exchange or disposal of any of Seller's assets or rights, other than the sale of its services, inventory, equipment or other property in the ordinary course of business consistent with past practice;

(l) declared, set aside or paid any cash or non-cash dividends or declared, set aside or made any cash or non-cash distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

(m) any resignation or termination of any key employee of Seller, or receipt by Seller of notice from any key employee of Seller of his or her intention to resign; or

(n) any (i) grant of an increase in compensation payable or compensation to become payable to any of Seller's directors, officers, employees or Contractors,
(ii) establishment of new benefits to Seller's directors, officers, employees or Contractors, (iii) increase to existing benefits to Seller's directors, officers, employees or Contractors, or (iv) modification to any collective bargaining agreement to which Seller may be bound.

5.6. Litigation. Except as set forth on Schedule 5.6, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or to the knowledge of Seller threatened against Seller, whether at law or in equity, before or by any federal, state, municipal, local, foreign or other court or governmental department, commission, board, bureau, agency or instrumentality, nor, the knowledge of Seller, are there any circumstances that could reasonably be expected to result in any such action, suit, claim, investigation or proceeding. Neither Seller nor Seller's Shareholders are in violation of or default under, nor are any of Seller, Seller's Shareholders or the Purchased Assets subject to, any judgment, order, writ, injunction or decree of any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof) or court or arbitrator addressed to it or to which it is a party that could reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 5.6 is a true, complete and correct description of the settlement of any proceedings of the nature described in this Section 5.6 since January 1, 2006, together with a description of the amount and nature of each settlement.

5.7. Compliance; Governmental Authorizations; Permits and Licenses. Neither Seller nor Seller's Shareholders have failed to file any report or return required by any government or governmental agency except where the failure to file has not and could not reasonably be expected to result in a Material Adverse Effect. Seller and Seller's Shareholders have complied in all material respects with all federal, state, local or foreign laws, ordinances, regulations and orders applicable to the Business. Except as set forth on Schedule 5.7, (i) the Licenses described on Schedule 5.7 constitute all of the Licenses required by or appropriate for and utilized in the ownership and operation of the Business as it is currently being conducted, all of which are owned or held legally and beneficially by Seller; (ii) all of the Licenses are in full force and effect; (iii) Seller has not received any notice to the effect that additional Licenses are required by or appropriate for Seller; (iv) except as set forth in Schedule 5.7, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or any third party is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of the transactions contemplated hereby, including the transfer of the Licenses to Buyer; and (v) no modification, suspension or cancellation of a License, or any proceeding relating thereto, is pending or, to the knowledge of Seller or Seller's Shareholders, threatened with respect to a License. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a revocation or suspension of, or require the amendment of, any License.

5.8. Taxes.

(a) Except as disclosed on Schedule 5.8, all (i) federal, state, local or foreign tax returns (collectively, the "Returns") required to be filed with respect to the properties, assets, operations, income and net worth of Seller have been timely filed or appropriate extensions have been obtained and such Returns are true, correct and complete; (ii) such Returns have been prepared in accordance with all applicable laws and requirements, and accurately reflect taxable income (or other measure of tax) of Seller, and (iii) taxes and governmental charges, including, without limitation, any interest and penalties (collectively "Taxes") due pursuant to such Returns or in connection with Seller's operations have been paid or adequate provision therefor has been made on the Financial Statements. Except as disclosed on Schedule 5.8, there are no outstanding agreements or waivers extending the statutory period of limitation concerning any Tax liability of Seller, no examination of any Return of Seller is currently in progress and no governmental authority has, within the last three (3) years, notified Seller or Seller's Shareholders of any Tax claim, investigation or proceeding or conducted any audit. All monies required to be collected or withheld by Seller for income Taxes, social security or other payroll Taxes have been collected or withheld, and either paid to the appropriate governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller and Seller is not liable for any Taxes or penalties for failure to comply with any of the foregoing.

(b) To the knowledge of Seller, there exist no grounds for the assertion or assessment of any additional Taxes against Seller or its assets. No claim has been made by a taxing authority in any jurisdiction where Seller does not file tax returns with Seller is or may be subject to taxation by that jurisdiction.

(c) True, correct and complete copies of all federal or state income tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to by, Seller with respect to the last two years have been delivered to Buyer.

(d) The Company has not ever (i) joined in or been required to join in filing a consolidated or combined federal, state or local income Return, (ii) been the subject of a Tax ruling that has continuing effect, (iii) been the subject of a closing agreement with any taxing authority that has continuing effect, or (iv) granted a power of attorney with respect to any Tax matters that has continuing effect.

(e) The Company is not a party to any tax-sharing agreement.

(f) The Company is not "foreign person" within the meaning of Section 1445 of the Internal Revenue Code and the regulations promulgated thereunder.

(g) The Company does not own any interest in any entity characterized as a partnership for federal income tax purposes.

5.9. Agreements. Except for insurance policies (a true, complete and correct list of which is set forth on Schedule 5.16), and lease agreements (a true, complete and correct list of which is set forth on Schedule 5.22), Schedule 5.9 contains a true, complete and correct list of all Contracts. True, complete and correct copies of all written Contracts, and a memorandum describing the material terms of each and every oral Contract, have been delivered to Buyer prior to the date hereof. No event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by Seller under any of the Contracts. To the knowledge of Seller, except as set forth on Schedule 5.9, there has been no default by any other party to any of the Contracts. Except as set forth on Schedule 5.9, no Contract that requires the performance of services by Seller is presently expected to result in a loss to Seller upon completion or performance thereof. No Contract contains any covenant limiting or restricting the freedom of Seller to engage in any business or compete with any person. Seller has complied in all material respects with all material provisions of all Contracts.

5.10. Title to Property and Related Matters. Seller has, and at the time of the Closing will have, good and indefeasible title to all of the Purchased Assets, free and clear of any Liens except those set forth on Schedule 5.10. Except as set forth in Schedule 5.10 and except for matters that may arise in the ordinary course of business, the Fixed Assets of Seller are in good operating condition and repair, reasonable wear and tear excepted, and all are owned, maintained and used in material conformity with all applicable federal, state and local laws, regulations and ordinances. There is no condition that materially interferes with the use of the Purchased Assets in the ordinary course of Business. Except for Excluded Assets, all assets constituting, used principally in connection with, and necessary or appropriate to the conduct of, the Business as currently operated are owned or leased by Seller and are being conveyed to Buyer hereunder. None of Seller's tangible personal property is subject to any contract for its sale to any party other than in the ordinary course of business consistent with past practice, and none of Seller's tangible personal property is subject to any contract for its use by any party.

5.11. Intellectual Property. Except as set forth on Schedule 2.1(b), there are no registered trademarks, copyrights or patents owned by or licensed to Seller. All Intellectual Property is free and clear of all Liens and not subject to any License granted by Seller to any third party. Seller has adequate and sufficient rights, registered or unregistered, to use the Intellectual Property as currently used in the Business, free and clear of competing rights or interests of others that would preclude or otherwise impair such use by Seller. Seller has not received any notice or claim from any person that the trademarks or service marks of Seller used in the Business as currently conducted infringe any trademark, trade name, copyright or patent of any third party.

5.12. Brokerage Fees. Seller has not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with the transactions contemplated by this Agreement other than to Grant Thornton Corporate Finance, LLC.

5.13. Consents Required. Except as set forth on Schedule 5.13, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by Seller or Seller's Shareholders of this Agreement or the consummation by Seller or Seller's Shareholders of the transactions described herein.

5.14. Employees; Employee Benefit Plans.

(a) Schedule 5.14(a) sets forth the number and names of the directors, officers and employees of Seller as of February 29, 2008, the total compensation paid to each of the directors, officers and employees of Seller during the periods January 1, 2006 to December 31, 2006 and January 1, 2007 to December 31, 2007, the accrued total compensation, including figures for each of salary and bonuses paid for the fiscal year ending December 31, 2008 but excluding any bonuses earned for each of the directors, officers and employees of Seller for the fiscal year ending December 31, 2008.

(b) Except as disclosed on Schedule 5.14(b), Seller does not have any "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Benefit Plans"). Schedule 5.14(b) identifies all programs, including, without limitation, any pension plans, health and welfare plans, life, disability, medical, dental or hospitalization insurance plans, sick-leave, vacation accrual or holiday plans, bonus, savings, profit-sharing or other similar benefit plans, deferred compensation, stock option, stock ownership and stock purchase plans covering employees or former employees of Seller. The Company does not sponsor or contribute to, nor has it ever sponsored or been required to contribute to, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA. As applicable with respect to each Benefit Plan, Seller has delivered to Buyer true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof,
(ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereof, (iv) the two (2) most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service, (v) the most recent Internal Revenue Service Determination Letter and each currently pending application to the Internal Revenue Service for a Determination Letter, (vi) the two (2) most recent summary annual reports, actuarial reports, financial statements and trustee reports, and
(vii) all records, notices and filings concerning (x) Internal Revenue Service or Department of Labor audits or investigations, (y) "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code and (z) "reportable events" within the meaning of Section 4043 of ERISA. The Benefit Plans are and have been maintained and administered in compliance with the requirements of ERISA and, where applicable, Paragraph 401 of the Code. There are no accumulated funding deficiencies as defined in Paragraph 302 of ERISA or Paragraph 412 of the Code, whether or not waived, with respect to the Benefit Plans. There is not now, nor has there been any prohibited transaction (as defined in Paragraph 406 of ERISA or Paragraphs 503 or 4975 of the Code) involving the Benefit Plans. There are no pending or, to the knowledge of Seller or Seller's Shareholders, threatened investigations or audits by governmental agencies or any claims by or on behalf of the Benefit Plans or by any employee of Seller alleging a breach or breaches of such plans, or fiduciary duties thereunder, violations of other applicable federal or state law with respect to the Benefit Plans or arising out of events relating to the employment of the employees of Seller, which could result in a monetary liability, or any material non-monetary liability, on the part of Seller under ERISA or any other law, nor, to the knowledge of Seller or Seller's Shareholders, is there any basis for such a claim.

(c) Seller and each of the employees listed on Schedule 5.14(a) are parties to a Contract (described on Schedule 5.9) which sets forth certain terms under which each employee is employed by Seller and Seller does not have any other written contracts, or any oral contracts, including any employment, management, agency or consulting contracts, with respect to any of its current or retired employees.

(d) Seller is not a party to any collective bargaining agreement and there are no union organizational activities or efforts to effect a representation election pending or threatened.

(e) Except as disclosed on Schedule 5.14(e), Seller has complied in all material respects with all applicable laws relating to the employment of labor, including the provisions thereof relating to benefits required to be provided under Part VI of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (collectively, "COBRA"), wages, hours, working conditions, employee benefit plans and the payment of withholding and social security taxes.

(f) No present or former employee of Seller has, or upon termination of their employment with Seller as contemplated under the terms of Section 7.12 of this Agreement, will have any claim against Seller (whether under federal or state law, any employment agreement, or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work, or (e) for any severance pay or compensation.

(g) Neither Seller nor any agent, representative or employee of Seller has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, and there is not now pending or to the knowledge of Seller, threatened any charge or complaint against Seller by the National Labor Relations Board or any representative thereof.

(h) Except as set forth on Schedule 5.14(h), Seller has not had any worker's compensation claims asserted against it during the three (3) years preceding the date hereof.

(i) Except as otherwise disclosed on Schedule 5.14(i):

(i) the Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Pension Plan") now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

(ii) All Pension Plans have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trusts are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked nor, to the knowledge of Seller or Seller's Shareholders, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification.

(iii) No Benefit Plan is now or at any time have been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. All contributions to, and payments from, any Benefit Plan which may have been required in accordance with the terms of such Benefit Plan or any related document have been timely made. All such contributions to, and payments from, any Benefit Plan, except those to be made from a trust, qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required, shall be paid on or before the Closing Date.

(iv) Neither Seller, nor to the knowledge of Seller and Seller's Shareholders, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, Seller, Seller's Shareholders, or Buyer to a tax, penalty or liability for a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Benefit Plan is invested in any property constituting "employer real property" or an "employer security", within the meaning of Section 407 of ERISA.

(v) All insurance premiums with respect to any insurance policy related to a Benefit Plan for any period up to and including the Closing Date shall have been paid on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither Seller nor Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

(vi) With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Seller complies in all respects with the continuation coverage requirements of the Code and ERISA.

(vii) No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. The Company has not made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

(viii) The Company's execution of, and performance of the transactions contemplated by this Agreement, will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee. No Benefit Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

5.15. Environmental Matters. Neither Seller nor Seller's Shareholders have received any notification that Seller has not complied with or presently is not in compliance with any and all laws, rules and regulations relating to environmental protection and conservation, including the Comprehensive Environmental Response, Compensation and Liability Act and the Superfund Amendments and Reauthorization Act of 1986, as amended and all applicable state laws pertaining to the environment ("Environmental Requirements"). Seller has not in the past and does not presently use, possess, generate, treat, manufacture, process, handle, store, recycle, transport or dispose of hazardous or toxic materials, substances, wastes, pollutants or contaminants (including petroleum, petroleum products, poly-chlorinated biphenyls), radio-active materials, asbestos or asbestos-containing materials in quantities or in a manner which requires any environmental permit or in a manner which has caused, causes or threatens to cause a release. There are no circumstances which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, or investigation under Environmental Requirements, relating to the operation of the Business. For the purpose of this Section, "hazardous substances" or "hazardous materials" shall include (1) hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations thereunder, and (2) any substance for which state or local laws require the clean-up, removal or other special handling of such materials or imposing liability based upon improper handling thereof. Seller has not received any notice that any of the Premises (as defined below) is listed, or proposed for listing, on any list maintained by any governmental agency of sites requiring remediation. Except for any liability arising exclusively from Seller's respective occupancy of the Premises, Seller has not retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or conditions.

5.16. Insurance.

(a) Schedule 5.16 contains a true, complete and correct list of all policies of liability, errors and omissions, environmental, crime, fidelity, life, fire, workers' compensation, health, director and officer liability and all other forms of insurance currently in effect and owned or held by Seller, and identifies for each such policy the underwriter, policy number, coverage type, premium, expiration date and deductible. Seller maintains all insurance coverage required by applicable law and such other insurance coverage, in such amounts, as it considers commercially reasonable and appropriate with respect to the Business and the Purchased Assets. All such insurance policies are outstanding and in full force and effect and all premiums required to be paid with respect to such policies have been paid through the Closing. Such policies adequately insure Seller against liability (including products liability, errors and omissions and/or breach of warranty claims) and against risks of fire, theft, casualty and vandalism, in each case with respect to the Purchased Assets.

(b) With respect to each insurance policy required to be listed on Schedule
5.16:

(i) Seller has not received any notice from any issuers of such policies that any such policies have been terminated, cancelled or are void, and Seller has not submitted any claim for coverage under any such policy that has been denied on the basis that Seller did not have a valid and binding insurance policy;

(ii) neither Seller nor any other party to any such policy is in breach or default (including with respect to the payment of premiums or the giving of notices) and to the knowledge of Seller no event has occurred that, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy;

(iii) neither Seller nor Buyer shall be subject to a loss sharing arrangement or other actual or contingent liability; and

(iv) no party to the policy has repudiated any provision thereof.

(c) All such insurance policies are on an "occurrence," as opposed to a "claims made," basis.

(d) All such insurance policies are sufficient for compliance with all requirements of law and the Contracts.

5.17. Customers.

(a) Set forth on Schedule 5.17 is a true, complete and correct list of all customers of Seller, including the location of such customers and the total revenue received from each such customer for the periods (i) January 1, 2006 to December 31, 2006 and (ii) January 1, 2007 to December 31, 2007. No customer of Seller has terminated or, to Seller's knowledge, threatened to terminate its relationship with Seller. The relationships between Seller and all of its customers are on a sound, commercial basis other than as disclosed on Schedule
5.5 and Seller has received no notice that the relationships with such customers will not continue without material change following the Closing. There are no commitments, special arrangements, promotional agreements, advertising programs or similar arrangements with any customers of Seller.

(b) Seller does not receive a material portion of its revenues from customers pursuant to or as a result of (i) any program or policy, whether sponsored by any private entity or any governmental authority, designed to award contracts to businesses based on the race, ethnicity or gender of its owners and/or operators, including business set aside programs or affirmative action programs or (ii) any familial relationship by or among any of Seller's Shareholders, Seller's officers, directors, agents, employees or Contractors and any officers, directors, agents employees of any of Seller's customers. All of Seller's revenues arise from transactions with parties who are not affiliates of Seller and resulted from agreements to provide services which were negotiated at arm's-length.

(c) Set forth on Schedule 5.17 is a complete list of all of Seller's existing contracts with customers of Seller which are open with respect to fulfillment of their terms by Seller as of the Closing Date (the "Work in Progress"), including the name of the respective customer, the start date of the contract, the total value of the project from inception through its anticipated completion, the total amount billed to date, the total amount earned but unbilled to date, the work which remains to be performed, and the anticipated completion date, if any, or, if a contract has no fixed completion date, the total amount billed to date and the monthly future revenues with respect to such contract. The contracts related to the Work in Progress are bona fide contracts of Seller consistent with Seller's and industry practice. Seller has not been advised in writing or orally that any customer intends to cancel or change the material terms of any of the Work in Progress.

5.18. Approval. The board of directors of Seller has approved the execution of this Agreement and the transactions contemplated hereby.

5.19. Contractors. With respect to contractors, consultants and other independent personnel providing services to Seller or Seller's customers (the "Contractors"), Seller has evaluated and classified the Contractors as independent contractors in accordance with Internal Revenue Service regulations.

5.20. Change in Business. Neither Seller nor Seller's Shareholders has been informed (i) by any Contractors or personnel currently operating or employed in the Business that such Contractor or personnel will not continue to provide their services to the Business on substantially the same terms as at present or
(ii) the business relations currently maintained by Seller with customers, suppliers and others will not similarly be maintained.

5.21. Related Party Transactions. Except as set forth on Schedule 5.21, neither any director, officer, employee or Contractor of Seller nor any member of any such person's immediate family is presently a party to any transaction with Seller, including any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments (other than for services as officers, directors or employees of Seller) to any such person, or to any corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner. Seller is not indebted, directly or indirectly, to any director, officer, employee or Contractor of Seller for any liability or obligation, whether arising by reason of ownership, or other written agreement or understanding or otherwise (other than for services as officers, directors or employees of Seller) and other than as disclosed on Schedule 5.21.

5.22. Leases. Schedule 5.22 sets forth a complete list, and a brief description of all of the Seller's leased real property (the "Premises"). The Premises are used by Seller in the conduct of and as part of the Business. Seller does not regularly employ any real property in connection with the conduct of the Business. The Company has a valid leasehold interest in the Premises, free and clear of all leasehold mortgages, liens, encumbrances, subleases, security interests, pledges, claims, charges, easements, licenses, rights-of-way, covenants, conditions, restrictions, options and adverse or equitable claims or rights whatsoever, except for liens, if any, for property Taxes not yet due.

5.23. Full Disclosure. None of the representations and warranties made by Seller or Seller's Shareholders contained in this Agreement, including all Schedules annexed hereto, nor in any statement, document, certificate, schedule, list, memorandum or other writing (collectively, "Statements") furnished or to be furnished by Seller or Seller's Shareholders pursuant hereto, is or will be materially incorrect or incomplete, or contains or will contain an untrue statement of a material fact, and none of such representations, warranties and Statements omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not materially misleading. There is no material fact known to Seller or Seller's Shareholders that Seller or Seller's Shareholders have not disclosed in this Agreement or in a Schedule annexed hereto that has resulted in a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect.

5.24. Improper Payments. Except for non-cash gifts or transfers made in the ordinary course of business, neither Seller nor any officer, director, employee of Seller having management authority over any project or who may derive bonus or commission income from any project or agent of Seller, has at any time made gifts, gratuities, or payments in any other form, whether in cash, goods or services, to any persons or entities whatsoever, in payment for, or intended to encourage, or which resulted in or may have resulted in or had the effect of obtaining, encouraging or continuing the referral of persons or entities as customers of any Seller's business, or obtaining, encouraging or extending any contractual relationship, written or oral, for any of the same; nor has Seller or any officer, director, employee of Seller having management authority over any project or who may derive bonus or commission income from any project or agent of Seller (i) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal or improper payments or remuneration have been or will be made, provided for or suffered, either directly, or indirectly through agents, brokers, distributors, dealers or other intermediaries, to any person or entity or (ii) made any illegal or improper contribution of monies, services or property to any political party, candidate or elected official for any purpose.

5.25. Sufficiency of Purchased Assets. The Purchased Assets comprise all of the business, properties, assets and goodwill employed by Seller in connection with the Business other than the Excluded Assets, and the Purchased Assets are all of the business, properties, assets and goodwill that are reasonably necessary for the conduct of the business of Seller as conducted by Seller on or prior to the date of this Agreement.

5.26. Computer Software. Seller has not received any notice that Seller is not authorized to use, has or is infringing or has misappropriated any third party's commercial software rights.

6. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Seller and Seller's Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, Buyer does hereby make the following representations and warranties to Seller and Seller's Shareholders, which representations and warranties are true and correct in all respects at this date:

6.1. Due Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business and is in good standing in each state where the properties owned, leased or operated, or the business conducted, by it require such qualification except where failure to so qualify would not result in a material adverse effect on Buyer or its business, properties, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise). Buyer has the corporate power and authority to own its property and assets and to carry on its business as now presently conducted.

6.2. Due Authorization. This Agreement has been duly authorized, executed, and delivered by Buyer, and constitutes a legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors' rights generally or by the application of equitable principles. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will violate in any material respect any order, writ, injunction or decree of any court or governmental authority, or violate or conflict with in any material respect or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), any provisions of Buyer's Certificate of Incorporation or Bylaws, the terms or conditions or provisions of any note, bond, lease, mortgage or agreement of any kind to which Buyer is a party or by which Buyer or its properties may be bound, or violate in any material respect any statute, law, rule or regulation applicable to Buyer.

6.3. Brokerage Fees. Buyer has not incurred, and will not incur, any liability for brokerage or finder's fees or similar charges in connection with the transactions contemplated by this Agreement.

6.4. Approval. The board of directors of Buyer has unanimously approved the execution of this Agreement and the transactions contemplated hereby.

6.5. No Approvals Required. No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by it of the transactions contemplated hereby, except to the extent that the parties may be required to file reports in accordance with relevant regulations under federal and state securities laws.

7. COVENANTS OF THE PARTIES.

7.1. Nondisclosure. Neither Buyer, Seller nor Seller's Shareholders shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or any other material non-public information concerning or relating to the other parties hereto, other than with the express prior written consent of the other parties hereto, except pursuant to the terms of Section 7.12 below, as may be required by applicable securities laws as they pertain to public companies, law or court order or to enforce the rights of such disclosing party under this Agreement, in which event the contents of any proposed disclosure shall be discussed with the other party before release; provided, however, that notwithstanding anything to the contrary contained in this Agreement, any party hereto may disclose this Agreement to any of its directors, officers, employees, stockholders, affiliates, agents and representatives who need to know such information for the sole purpose of evaluating the transactions contemplated by this Agreement, to any party whose consent is required in connection with this Agreement, or any regulatory body where such disclosure is required under federal or state law.

7.2. Confidentiality.

(a) Confidentiality of Buyer-Related Information. With respect to information concerning Buyer that is made available to Seller and Seller's Shareholders in connection with this Agreement, Seller and Seller's Shareholders agree that each shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the transactions contemplated by this Agreement and shall not disseminate or disclose any of such information other than to representatives who need to know such information for the sole purpose of evaluating the transactions to be undertaken pursuant to this Agreement (each of whom shall be informed in writing by Seller or Seller's Shareholders of the confidential nature of such information and directed by Seller or Seller's Shareholders to treat such information confidentially). The above limitations on use, dissemination and disclosure shall not apply to information that (i) is learned by Seller or Seller's Shareholders from a third party entitled to disclose it; (ii) became known publicly other than through Seller or Seller's Shareholders or any party who received the same through Seller or Seller's Shareholders; (iii) is required by law or court order to be disclosed by Seller or Seller's Shareholders (after notice and opportunity to oppose such disclosure); or (iv) is disclosed with the express prior written consent thereto of Buyer. Seller and Seller's Shareholders shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (a).

(b) Confidentiality of Seller-Related Information. With respect to information concerning Seller that is made available to Buyer in connection with this Agreement, Buyer agrees that it shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the transactions contemplated by this Agreement and shall not disseminate or disclose any of such information other than to its directors, officers, employees, shareholders, affiliates, agents and representatives who need to know such information for the sole purpose of evaluating the transactions to be undertaken pursuant to this Agreement (each of whom shall be informed in writing by Buyer of the confidential nature of such information and directed by Buyer to treat such information confidentially). The above limitations on use, dissemination and disclosure shall not apply to information that (i) is learned by Buyer from a third party entitled to disclose it; (ii) became known publicly other than through Buyer or any party who received the same through Buyer; (iii) is required by law or court order to be disclosed by Buyer (after notice and opportunity to oppose such disclosure); or (iv) is disclosed with the express prior written consent thereto of Seller. Buyer shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subparagraph (b).

7.3. Prohibition on Trading in Buyer Stock. Seller and Seller's Shareholders acknowledge that the United States securities laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement or concerning Buyer generally from purchasing or selling the securities of Buyer, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Buyer. Accordingly, Seller and Seller's Shareholders each instruct and direct their respective officers and employees not to purchase or sell any securities of Buyer, or communicate such material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Buyer, until no earlier than 72 hours following the filing of a Current Report on Form 8-K with the SEC announcing the Closing pursuant to this Agreement.

7.4. Expenses. Each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

7.5. Parties' Access to Records After Closing. Seller and Seller's Shareholders acknowledge that all customer lists, records and other information pertaining to Seller, the Business or its customers that are included in the Purchased Assets are proprietary, confidential information and that on and after the Closing, all such lists, records and information shall be the property of Buyer. Each of the parties agrees to preserve until December 31, 2011, all records in its possession relating to any of the assets, liabilities or business of Seller for all time periods hereof ended on or prior to the Closing Date, or to the transactions contemplated herein. In the event that either party needs access to such records in the possession of the other party relating to any of the assets, liabilities or business of Seller or to the transactions contemplated herein for the purpose of preparing income tax returns or for complying with any audit request, subpoena or other investigative demand by any governmental authority or for any civil litigation or any other legitimate purpose not injurious to the other party, each party will allow representatives of the other party reasonable access to such records during normal business hours at such party's place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party to make extracts and copies thereof as may be necessary or convenient and, if required for such purpose, to have access to and copies of original documents (at the requesting party's expense).

7.6. Prorations.

(a) With respect to those charges (including, without limitation, lease payments, real estate taxes, personal property taxes, water and sewer rents, if any, utility charges, telephone bills, and similar items) which relate to a period both prior to and subsequent to the Effective Date, any invoices or statements received by either party which cover such period (expressly including any bills for Michigan personal property tax previously received and paid by Seller) shall, within fifteen days after the Closing Date, be prorated by Buyer in good faith between Buyer and Seller according to the number of working or calendar days, as applicable, in the period covered by such invoice or statement during which Buyer and Seller, respectively, operated the Business and each shall pay its allocable share thereof, either directly or by way of reimbursement if the other party shall have paid the same, upon receipt of an invoice therefor or evidence of such payments, as applicable.

(b) With respect to the pre-paid expenses as set forth on Column "C" of the Closing Balance Sheet, within fifteen days after the Closing Date, Buyer shall determine, in its discretion, whether the pre-paid expenses can be utilized by and provide a benefit to Buyer after the Closing Date and, to the extent that such pre-paid expenses can be so utilized, such pre-paid expenses shall be identified by Buyer as "Approved Pre-paid Expenses" and Buyer shall deliver written notice setting forth in reasonable detail the Approved Pre-paid Expenses together with payment for such Approved Pre-paid Expenses to Seller by wire transfer of immediately available funds.

(c) At the Closing, Seller and Buyer shall adjust as necessary for any and all wages and payroll taxes (i) either paid by Seller for periods subsequent to the Closing Date for the benefit of Buyer and/or those employees of Seller who are employed by Buyer subsequent to the Closing Date or (ii) incurred by Seller and paid by Buyer and relating to periods prior to the Closing Date, and shall adjust for other employment-related expenses with respect to such employees.

7.7. Bulk Sales and Transfer Taxes.

(a) Buyer hereby waives compliance by Seller or Seller's Shareholders with the requirements of any and all applicable laws relating to bulk sales and transfers; and as consideration for such waiver, Seller and Seller's Shareholders jointly and severally agree to indemnify Buyer for any loss resulting from any claim by any creditor of Seller under any such law.

(b) All transfer taxes of any kind, including state and local sales taxes, if any, and any and all recording and/or filing fees arising from or in connection with the transactions contemplated hereunder, shall be paid by Seller.

7.8. Further Assurances; Post Closing Assistance. At the Closing, and from time to time thereafter, Seller and Seller's Shareholders shall, at the request of Buyer, take all action necessary to put Buyer in actual possession and operating control of the Purchased Assets, and shall execute and deliver to Buyer such further instruments of assignment, consent, transfer and conveyance, and take such other actions, as Buyer or counsel for Buyer may reasonably request, in order more effectively to transfer and convey the Purchased Assets and the Business to Buyer. Seller shall, at the request of Buyer, cooperate with Buyer in sending a notice to Seller's customers and suppliers to assist Buyer in continuing to enjoy good relationships with such customers and suppliers. Without limiting the foregoing, with respect to any Contract for which a consent or assignment is required but not obtained, Seller and Seller's Shareholders shall, at the request of Buyer and at their own expense, cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits and obligations of or under any such Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation thereof by such third party.

7.9. Bonuses. Notwithstanding any other provision of this Agreement, Seller acknowledges and agrees that 100% of all bonuses for employees of Seller relating to fiscal year 2007 shall be paid and/or accrued as of or prior to the Effective Date, and under no circumstances shall Buyer be responsible for paying any such bonuses.

7.10. Accounts Receivable. The parties acknowledge that Seller will retain and not transfer and sell to Buyer all of Seller's accounts receivable related to services provided before the Closing Date and that after the Closing Date Buyer expects to provide services to the same customers serviced by Seller. If either party receives any payment related to services actually performed by the other party, the receiving party shall, within three (3) business days, deliver such payment to the other party. If a dispute arises between the parties as to the appropriate recipient of a payment from a customer, the parties shall consult with the customer as to the services and/or invoice for which the customer intended to pay and the parties shall abide by such customer's determination and immediately thereafter transfer an amount equal to any such payment to the appropriate party as identified by the customer. In no event shall either party disparage the other party to any customer in connection with the collection of any accounts receivable. Buyer will assist the Seller in the collection of accounts receivables arising from the operation of the Business before the Closing Date and, upon the request of the Seller, Buyer will use reasonable efforts consistent with Buyer's customary practices to collect such accounts receivable from the customer; provided, however, that Buyer shall have no obligation to commence any legal proceeding on behalf of Seller or incur any incremental increase in costs in connection with Buyer's efforts to collect such accounts receivable.

7.11. Dissolution. Promptly after the Closing Date, Seller's Shareholders shall take all actions necessary to effect the dissolution of Seller under and in accordance with applicable state law. Upon request of Buyer, Seller's Shareholders shall promptly provide Buyer with copies of any and all documents prepared to effect dissolution of Seller.

7.12. Seller's Employees. Immediately upon Closing, Seller's Shareholders shall terminate the employment of all of Seller's employees and shall, together with and in consultation with Buyer, notify Seller's employees that the transaction contemplated under the terms of this Agreement has occurred. After such notice is provided, Buyer will extend offers of employment to certain of Seller's employees (as determined by Buyer in its sole discretion) on an "at-will" basis and, as a condition to employment with Buyer, will request that each of Seller's employees offered employment execute and deliver the Confirmation of Employment Agreement in the form as set forth in Exhibit "C" attached hereto. Seller shall be solely responsible to pay any severance pay to which Seller's employees may be entitled upon their termination and Buyer shall have no obligation to pay any severance or accrue or acknowledge any "service time" or seniority for any of Seller's employees which Buyer elects to hire. Buyer shall have no obligation to pay severance to any of Seller's employees hired by Buyer and terminated by Buyer within one year after the Closing Date.

8. THE CLOSING.

8.1. Time and Place. The closing of the transactions contemplated by this Agreement (the "Closing") has occurred on March 19, 2008 (the "Closing Date") by an exchange of signature pages by fax and/or electronic mail and the delivery of original documents and instruments by reputable overnight courier.

8.2. Deliveries by Seller. At the Closing and against the deliveries to be made by Buyer pursuant to Section 8.3, Seller has delivered the following to Buyer:

(a) a certified copy of resolutions of the board of directors of Seller authorizing the making, execution and delivery of this Agreement and each of the agreements and instruments executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated hereby, together with an incumbency certificate, each of which shall be certified as true, complete and correct as of the Closing Date by the Secretary of Seller;

(b) a bill of sale in form and substance reasonably satisfactory to Buyer pursuant to which Seller transfers and conveys to Buyer all of Seller's right, title and interest in and to the tangible Purchased Assets;

(c) an assignment and assumption agreement in form and substance reasonably satisfactory to Buyer pursuant to which Seller transfers and assigns to Buyer all of Seller's right, title and interest in and to the intangible Purchased Assets and Buyer assumes from Seller the Assumed Liabilities;

(d) executed consents to assignment from each of the parties to each of the Contracts other than Seller to the extent a consent to the assignment of such Contract by Seller to Buyer is required by the terms of such Contract or is otherwise required by law;

(e) a good standing certificate with respect to Seller issued by the Secretary of State of the State of Michigan within one (1) week prior to the Closing Date;

(f) good standing certificates with respect to Seller issued by the Secretary of State of each state set forth on Schedule 5.3 within one (1) week prior to the Closing Date;

(g) if any of the Purchased Assets are encumbered by any Lien, a release of all such Liens in form and substance acceptable to Buyer other than an Assumed Liability;

(h) the Employment, Non-competition, and Non-solicitation Agreement with Dale Mansour in the form as set forth in Exhibit "A" attached hereto;

(i) the Employment, Non-competition, and Non-solicitation Agreement with Keith Brophy in the form as set forth in Exhibit "B" attached hereto;

(j) the opinion of Weisman Young Schloss & Ruemenapp, P.C., counsel to Seller, in form and substance reasonably satisfactory to Buyer as set forth in Exhibit "D" attached hereto;

(k) original copies of such consents, approvals, licenses, permits, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated by this Agreement;

(l) original copy of an amendment of Seller's Certificate of Incorporation which, upon filing in the office of the Secretary of State of Michigan, will effectively change Seller's corporate name to a name which does not include the words "NuSoft" or "NuSoft Solutions"; and

(m) such other documents as are reasonably requested by Buyer in connection with the consummation of the transactions contemplated hereto.

8.3. Deliveries by Buyer. Against the deliveries to be made by Seller pursuant to Section 8.2,

(a) At the Closing, Buyer has delivered or will deliver to Seller the following:

(i) the portion of the Purchase Price to be paid at Closing to Huntington Bank;
(ii) a certified copy of resolutions of the board of directors of Buyer authorizing the making, execution and delivery of this Agreement and each of the agreements and instruments executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated hereby;

(iii) fully executed counterparts to any of the instruments to be delivered by Seller pursuant to Section 8.2 that require execution by Buyer; and

(iv) such other documents as are reasonably requested by Seller in connection with the consummation of the transactions contemplated hereby.

(b) One week after the Closing Date, Buyer shall issue the portion of the Purchase Price as set forth in Section 3.1(c) below, and will issue the Stock as set forth in Section 3.1(b), below.

9. INDEMNIFICATION.

9.1. Seller and Seller's Shareholders. Seller and Seller's Shareholders, jointly and severally, shall indemnify, defend and hold harmless Buyer and its stockholders, directors, officers, employees, agents and control persons ("Buyer's Indemnitees") from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") incurred by any of Buyer's Indemnitees that arise out of or result from (i) a misrepresentation, breach of warranty, or breach or non-fulfillment of any covenant of Seller or Seller's Shareholders contained herein or in the Schedules annexed hereto or in any other Statements furnished or to be furnished by Seller or Seller's Shareholders pursuant hereto or in connection with the transactions contemplated hereby or thereby, whether asserted by Buyer in its own right or asserted against Buyer by any third-party, unless Buyer had written notice of such misrepresentation or breach and agreed, in writing, to waive the same, (ii) any claims of third-parties arising out of or relating to the ownership or operation of the Purchased Assets or the Business by Seller prior to the Closing, (iii) any liabilities of Seller that are not assumed by Buyer pursuant to Section 4.1, whether accrued, absolute, contingent or otherwise, or (iv) the conduct of Seller's business (other than the Business acquired by Buyer) after the Closing Date.

9.2. Buyer. Buyer shall indemnify, defend and hold harmless Seller and Seller's Shareholders from and against any and all Claims incurred by Seller and/or Seller's Shareholders that arise out of or result from (i) a misrepresentation, breach of warranty or breach or non-fulfillment of any covenant of Buyer contained herein or in the Schedules annexed hereto; (ii) any claims of third-parties arising out of or relating to the ownership or operation of the Purchased Assets or the Business by Buyer after the Closing Date, or (iii) any of the Assumed Liabilities.

9.3. Methods of Asserting Claims for Indemnification. All claims for indemnification under this Agreement shall be asserted as follows:

(a) Third Party Claims. (i) In the event that any Claim for which a party (the "Indemnitee") would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly notify the other party (the "Indemnitor") of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount or the estimated amount thereof (the "Claim Notice"). The Indemnitor shall have thirty
(30) days (or, if shorter, a period to a date not less than ten (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery of the Claim Notice) (the "Notice Period") to notify the Indemnitee (i) whether or not it disputes liability hereunder with respect to such Claim and (ii) whether or not it desires to control the defense and settlement of such Claim employing counsel of its choice, the fees and expenses of which shall be at the Indemnitor's sole cost and expense, which such counsel must be reasonably satisfactory to the Indemnitee. Notwithstanding the foregoing, the Indemnitee shall have the sole right to control the defense and settlement of a Claim employing counsel of its choice in its sole discretion if (i) the Indemnitor has disputed liability hereunder with respect to such Claim, (ii) the Indemnitor has not elected to control the defense and settlement of such Claim or (iii) the Indemnitee shall have been advised by its counsel that such Claim, if successful, would be reasonably likely to result in the imposition of injunctive or other equitable relief against the Indemnitee and, in each such case, all costs and expenses of such proceedings, including the fees and expenses of counsel, and the amount of any settlement or judgment in connection with such Claim, shall be at the Indemnitor's sole cost and expense if it shall thereafter be found that such Claim was subject to indemnification by the Indemnitor hereunder.

                  (ii).....If the Indemnitor elects to defend the Claim by
appropriate proceedings, such proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to minimize any risk of additional damage to the Indemnitee and all costs and expenses of such proceedings, including the fees and expenses of counsel, and the amount of any settlement or judgment, shall be paid by the Indemnitor; provided, however, that
(x) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any Claim or consent to the entry of any judgment unless
(A) there is no finding or admission of any violation of law by or on behalf of the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor, (C) the settlement or compromise includes the giving by the claimants/plaintiffs to the Indemnitee of an unconditional release from all liabilities in respect of such Claim and (D) the settlement or compromise does not impose injunctive or other equitable relief upon the Indemnitee, and
(y) the Indemnitee shall have no liability with respect to any settlement or compromise of any Claim effected without its consent. If the Indemnitee desires to employ counsel separate from the counsel employed by the Indemnitor to participate in any defense or settlement of a Claim that the Indemnitor has elected to defend, it may do so at its sole cost and expense; provided, however, that such counsel for the Indemnitee shall be at the Indemnitor's sole cost and expense if the Indemnitee shall have been advised by such counsel that under applicable standards of professional conduct it is reasonably likely to constitute a conflict of interest for the Indemnitor's counsel to represent both the Indemnitor and the Indemnitee.

(b) Non-Third Party Claims. In the event that the Indemnitee shall have a Claim for indemnification hereunder that does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such Claim, the Indemnitor shall pay the amount thereof to the Indemnitee. If the Indemnitor delivers written notice within thirty (30) days after receipt of the Claim Notice that Indemnitor disputes such Claim, the Indemnitor and Indemnitee will attempt, in good faith, to negotiate a resolution of such dispute, and, if not resolved within the Notice Period, such dispute shall be resolved subject to the terms of Section 10 of this Agreement.

(c) Cooperation of Parties. If either party chooses to defend or participate in the defense of any liability, it shall have the right to receive from the other party, subject to any restriction of applicable law or that may be necessary to preserve the privilege of attorney-client communications, any books, records or other documents within such other party's control that are necessary or appropriate for such defense.

9.4. Right of Set Off. The amount of any Claims as to which Buyer is entitled to indemnification hereunder may be set off by Buyer against any payments due from Buyer to Seller after the Closing Date expressly including the Deferred Consideration Payment(s) or the Earn-out Growth Payment(s); provided, that, the sum set forth in Section 3.1(c), shall not be subject to set-off and;

9.5. Separate Obligations. The rights of Buyer and Seller hereunder are independent of and in addition to such rights and remedies of an equitable nature as either of them may have (other than actions or proceedings seeking monetary damages) for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any of Seller, Seller's Shareholders or Buyer, including the right to seek either specific performance or rescission and restitution, none of which rights shall be affected or diminished hereby.

9.6. Limitations on Indemnity.

         (a) Notwithstanding anything to the contrary provided elsewhere in this Agreement, the obligations of Seller and Seller's Shareholders under this Agreement to indemnify Buyer's Indemnitees with respect to any Claims pursuant to Section 9.1 shall be of no force and forever barred unless the Buyer's Indemnitees have given the Seller and Seller's Shareholders notice of such claim prior to May 1, 2010, provided that there shall be no time limit for Claims (i) arising from the Seller's or Seller Shareholders' intentionally and knowingly making any untrue statement of a material fact or to failing to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) arising from Seller's or Seller Shareholders' wanton misconduct, (iii) described in Section 9.1(ii) of this Agreement, and (iv) made for a breach of the representations and warranties contained in Sections 5.1 (Capitalization; Seller's Shareholders),
5.3 (Due Organization), 5.4 (Due Authorization), 5.8 (Taxes), 5.10 (Title to Property and Related Matters), 5.12 (Brokerage Fees), 5.13 (Consents Required),
5.14 (Employees; Employee Benefit Plans), 5.18 (Approval), 5.19 (Contractors),
5.22 (Related Party Transactions), 5.23 (Improper Payments), other than the statute of limitations applicable thereto.

         (b) No Claim for indemnification pursuant to Section 9 may be made unless and until the Buyer's Indemnitees have incurred, sustained or suffered Damages in respect of which the Seller and Seller's Shareholders would be liable under this Section 9 in excess of Twenty Thousand ($20,000) Dollars in the aggregate (the "Threshold Amount"), at which time and thereafter only such amount in excess of the Threshold Amount may be claimed and recovered as provided in this Agreement.

10. EXCLUSIVE JURISDICTION. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement shall bring the legal action or proceeding in the United States District Court for the Eastern District of Pennsylvania or in any court of the Commonwealth of Pennsylvania sitting in Philadelphia, Pennsylvania. Each party to this Agreement submits to the exclusive jurisdiction of such courts and their respective appellate courts for the purposes of all legal actions and proceedings arising out of or relating to this Agreement. Each party further waives any objection to the laying of venue for such suit, action or proceeding in such courts, and any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

11. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy or prepaid first class registered or certified mail, return receipt requested, to the following addresses or telecopy numbers, or such other addresses or telecopy numbers as are given to the other parties to this
                                                     Agreement in the manner set
                                                     forth herein:

11.1.             If to Buyer, to:          RCM Technologies, Inc.
                                            2500 McClellan Avenue, Suite 350
                                            Pennsauken, NJ   08109
                                            Attn: Leon Kopyt
                                            Telecopy No.: (609) 488-8833

                           With a copy to:  White and Williams LLP
                                            1800 One Liberty Place
                                            Philadelphia, PA   19103
                                            Attn: John Pauciulo, Esquire
                                            Telecopy No.: (215) 864-7123

                           If to Seller to: NuSoft Solutions, Inc.
                                                      ]
                                            [                              ]
                                            Attn:  Dale Mansour
                                            Telecopy No.:  [                ]

              With a simultaneous       Weisman Young Schloss & Ruemenapp, P.C.
              constitute notice) to:    30100 Telegraph Road, Ste. 428
                                        Bingham  Farms, MI 48025
                                        Attn:  Richard H. Schloss, Esq.
                                        Telecopy No.:  248-258-8927

          Any such notices shall be effective when delivered in person or sent by confirmed telecopy, one business day after being sent by overnight delivery or three (3) business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

12. MISCELLANEOUS.

12.1. Nature of Representations and Warranties. Subject to the provisions of
Section 12.2, all of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or parties or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.

12.2. Survival of Representations. All covenants, agreements, representations and warranties made herein shall survive the Closing Date. All covenants and agreements by or on behalf of the parties hereto that are contained or incorporated in this Agreement shall bind and inure to the benefit of the successors and assigns of all parties hereto.

12.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof; provided, however, that the confidentiality and non-disclosure agreement between the parties shall remain in full force and effect until the Closing has actually occurred.

12.4. Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

12.5. Assignment. This Agreement may not be assigned by any party hereto, nor may any provision hereof be waived, without the prior written consent of the other parties.

12.6. Choice of Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law principles thereof.

12.7. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.8. Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

12.9. Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

12.10. Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

12.11. Binding Nature. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties hereto.

12.12. No Third-Party Beneficiaries. No person shall be deemed to possess any third-party beneficiary right pursuant to this Agreement. It is the intent of the parties hereto that no direct benefit to any third party is intended or implied by the execution of this Agreement.

12.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

12.14. Facsimile Signature. This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

12.15. Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule and exhibit references are to this Agreement unless otherwise specified. Any reference to this Agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements thereto and thereof, as applicable.

                  [Signature Page to Asset Purchase Agreement]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                                           BUYER:

                                                           RCM TECHNOLOGIES, INC.


                                                           By:               .........
                                                              ------------------------
                                                           Name:             .........
                                                                ----------------------
                                                           Title:            .........
                                                                 ---------------------

                                                           SELLER:

                                                           NUSOFT SOLUTIONS, INC.


                                                           By:               .........
                                                              ------------------------
                                                           Name:             .........
                                                                ----------------------
                                                           Title:            .........
                                                                 ---------------------


                                                           SELLER'S SHAREHOLDERS:



                                                                             .........
                                                           Dale Mansour

                                                                             .........
                                                           Keith Brophy